Phone:	(212) 885-5239
Fax:	(917) 332-3817
Email:	twestle@blankrome.com

February 27, 2006

AdvisorOne Funds

4020 South 147th Street

Omaha, NE  68137

Re:  AdvisorOne Funds (33-20635/811-8037)
       Post–Effective Amendment No 35 to the
       Registration Statement on Form N-1A

Dear Sir/Madam:

In connection with the filing of Post-Effective Amendment No. 35 to the Registration Statement (the “Registration Statement”) filed by AdvisorOne Funds, a Delaware statutory trust (the “Trust”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), covering the shares (the “Shares”) of beneficial interest of the Dunham Funds, consisting of Dunham Short-Term Bond Fund, Dunham Corporate/Government Bond Fund, Dunham High Yield Bond Fund, Dunham Real Estate Stock Fund, Dunham Appreciation & Income Fund, Dunham International Stock Fund, Dunham Large Cap Value Fund, Dunham Small Cap Value Fund, Dunham Large Cap Growth Fund, Dunham Emerging Markets Stock Fund and Dunham Small Cap Growth Fund, each a series of the Trust, we hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act, the 1940 Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP

Enclosure